Exhibit 99.1

FINANCIAL STATEMENT REPRESENTATION

CyberScope Web3 Security Inc. (the “Company”) submits the following representations in response to the Staff’s comment regarding the age of the financial statements in the Company’s Registration Statement on Form F-1 (File No. 333-291995), pursuant to Item 8.A.4 of Form 20-F and Instruction 2 thereto:

1.	The Company is a “foreign private issuer” and has a fiscal year end of December 31.

2.	The Registration Statement includes audited financial statements of the Company’s operating subsidiary for the fiscal years ended December 31, 2024 and 2023 and unaudited interim financial statements for the six months ended June 30, 2025 and June 30, 2024, with a balance sheet as of June 30, 2025.

3.	The Company believes that, at the time the Registration Statement is declared effective, the audited financial statements for the fiscal year ended December 31, 2024 will be less than 15 months old, and the interim financial statements as of and for the six months ended June 30, 2025 will be less than 9 months old, and therefore the financial statements included in the Registration Statement will satisfy the age requirements of Item 8.A.4 of Form 20-F and Instruction 2 thereto. The Company respectfully submits that preparation of financials which is less than 12 months old is not a requirement in the company’s home jurisdiction and the preparation of the same for the purposes of this F-1 filing shall constitute undue hardship.

4.	If the effective date of the Registration Statement were to occur at a time when the financial statements included therein would no longer satisfy the age requirements of Item 8.A.4 of Form 20-F and Instruction 2 thereto, the Company undertakes to file an amendment to the Registration Statement to include updated financial statements that satisfy such requirements prior to requesting acceleration or effectiveness.

CyberScope Web3 Security Inc.

By:	/s/ Saransh Rawat
Name:	Saransh Rawat
Title:	Director and President